FOR IMMEDIATE RELEASE

RCS Capital Corporation Ranks No. 497 on the 2013 Inc. 500 with Three-Year Sales Growth of 919%

Investment Management Firm Capitalizes on Opportunities in the Alternative Investment Industry, 2012 Revenue at $285 Million — Up From $28 Million in 2009

NEW YORK, New York, September 11, 2013 – RCS Capital Corporation (NYSE: RCAP), the preeminent full-service investment management firm for the alternative investment industry, announced its prestigious ranking at number 497 on Inc. Magazine’s 32nd annual Inc. 500|5000, an exclusive list of the nation's fastest-growing private companies. In 2013 alone, RCAP has raised a combined $6.1 billion of equity in the non-traded REIT and non-listed business development company sectors. This year, RCAP also announced an anticipated revenue growth of $840 million for the year and an anticipated earnings growth of $120 million for the year.

“As an entrepreneurial company, we welcome the change occurring in the industry because we consider ourselves a direct catalyst of that change,” said Nicholas S. Schorsch, Executive Chairman of RCAP. “This is shown most clearly in the establishment of industry best practices which stress, above all else, putting shareholders first. From day one we have sought to make the industry bigger by making it better, and for us, doing what we say we will do is more than just a mantra. In less than two years, we have executed four REIT liquidity events, creating over $2.7 billion of shareholder value.”

Also commenting on the award, William M. Kahane, RCAP’s Chief Executive Officer and Director said, “This award is a testament to the creativity, resilience and tenacity of our world-class team of over 300 professionals spanning investment banking and capital markets as well as brokerage and real estate advisory services. This extraordinary collection of talented men and women have performed exceptionally well during three of the toughest economic years in our nation’s history.”

The Inc. list represents an in-depth look at the most important segment of the economy — America’s independent entrepreneurs. Companies like Microsoft, Zappos, Intuit, Jamba Juice, Zipcar, Cliff Bar, Vizio, Oracle, and many other well-known names gained early exposure as members of the Inc. 500|5000. To qualify, companies had to have achieved a staggering minimum of 918.59% in sales growth. The companies on this year's Inc. 500 employ more than 52,100 people and generated over 44,912 jobs in the past three years.

"Not all the companies in the Inc. 500 | 5000 are in glamorous industries, but in their fields they are as famous as household name companies simply by virtue of being great at what they do. They are the hidden champions of job growth and innovation, the real muscle of the American economy,” says Inc. magazine Editor Eric Schurenberg.

Methodology

The 2013 Inc. 500|5000 is ranked according to percentage revenue growth when comparing 2009 to 2012. To qualify, companies must have been founded and generating revenue by March 31, 2009. They had to be U.S.-based, privately held, for profit, and independent—not subsidiaries or divisions of other companies—as of December 31, 2012. (Since then, a number of companies on the list have gone public or been acquired.) The minimum revenue required for 2009 was $100,000; the minimum for 2012 was $2 million. As always, Inc. reserves the right to decline applicants for subjective reasons. Companies on the Inc. 500 are featured in Inc.’s September issue. They represent the top tier of the Inc. 5000, which can be found at www.inc.com/500.

About RCAP

RCAP is a publicly traded Delaware holding company listed on the New York Stock Exchange that was recently formed to operate and grow businesses focused on the retail direct investment industry. RCAP holds a direct economic interest in Realty Capital Securities, LLC, a FINRA registered wholesale broker-dealer and an investment banking and capital markets business, American National Stock Transfer, LLC, an SEC registered transfer agent, and RCS Advisory Services, LLC, a transaction management services business. Additional information about RCAP can be found on its website at www.rcscapital.com.

About Inc.

Founded in 1979 and acquired in 2005 by Mansueto Ventures, Inc. is the only major brand dedicated exclusively to owners and managers of growing private companies, with the aim of delivering real solutions for today’s innovative company builders. Total monthly audience reach for the brand has grown significantly from 2,000,000 in 2010 to over 6,000,000 today. For more information, visit www.inc.com.

About the Inc. 500|5000 Conference

Each year, Inc. and Inc.com celebrate the remarkable achievements of today’s entrepreneurial superstars, the privately held small businesses that drive our economy. The Inc. 500|5000 Conference & Awards Ceremony brings together members of the Inc. community, both a new class of Inc. 500|5000 honorees and the list’s alumni, for three days of powerful networking, inspired learning, and momentous celebration. Please join us October 10–12, 2013, at the Gaylord National Resort & Convention Center in Washington, DC. For more information about the 2013Inc. 500|5000 Conference & Awards Ceremony and to register, visit www.inc500conference.com.

Company Contacts:

Anthony J. DeFazio	Brian S. Block, EVP & CFO
DDCworks	RCS Capital Corporation
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 866-904-2988

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